Exhibit 10.29

January 31, 2005

Federal Express

Mr. Michael W. Aguiar

Dear Michael:

On behalf of Theravance, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President and Chief Financial Officer at a starting salary of $325,000 per year.  You will be eligible to receive a bonus up to 30% of your salary, based on performance. However, your bonus for 2005 will be guaranteed at the 30% level. In addition, on your first day of employment you will receive a signing bonus in an amount equal to two times your expected 2004 bonus from your current employer.  It is our understanding that you expect your 2004 bonus to be approximately $120,000.

Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be granted an option to purchase shares of Common Stock of the Company at a purchase price equal to the fair market value of our Common Stock on the date of grant, which we anticipate will be the date of the first Compensation Committee meeting following your date of hire. Your option grant will be for 175,000 shares. The vesting and exercise details of your option will be set forth in your stock option paperwork, but in general your option will vest over the first four years of your employment measured from the date of grant, with a special “cliff” provision that prevents it from being exercised before the GSK “put” date, which is expected to be in late 2007. The option shall be fully vested and exercisable on the 4-year anniversary of the date of grant provided you have remained in continuous service through such date. The option granted to you will be contingent on your execution of the Company’s Stock Option Agreement and will be subject to all terms of the Company’s 2004 Equity Incentive Plan (the “Plan”).

Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will also be granted 50,000 shares of the Company’s Common Stock in a “restricted stock grant,” in consideration of services to be rendered by you.  The shares will be subject to the terms and conditions applicable to shares awarded under the Plan, as described in the Plan and the applicable Restricted Stock Agreement. The shares will be issued to you in a series of installments as you vest in the shares.  You will vest in 50% of the shares on the date immediately following the GSK “put” date, 25% of the shares on the first anniversary of such date, and 25% of the shares on the second anniversary of such date, as will be described in the applicable Restricted Stock Agreement.

Performance and merit reviews will be conducted annually and will be calculated on a prorated basis, based on date of hire. However, if your employment start date is on or before March 7, 2005, your 2005 bonus and equity compensation will not be prorated. The Company’s current guidelines provide that you, as a Senior Vice President, will be eligible to receive annual replenishment stock option grants, based on performance, at up to 33% of your new hire grant. These guidelines may be changed from time to time by the Compensation Committee of the Board of Directors.

As a regular employee of Theravance, Inc., you will be eligible for a number of Company-sponsored benefits.  These are described in the Summary Plan Description that you will receive when you begin work; however, they include enrollment in our Aetna PPO or HMO plan and in our Vision and Dental plans for you and your family.  The Company also provides life, LTD and AD&D insurance, and you will be able to participate in our 401(k) program.  In addition to the Company’s generous allotment of standard holidays, you will be eligible for three weeks of paid vacation per year. As an officer of the Company you will also participate in the Company’s “Change in Control Severance Plan.”

Your employment pursuant to this offer is contingent on you executing the Company’s standard form of Proprietary Information and Inventions Agreement.  Also, the United States Immigration and Naturalization Service requires that employers establish the eligibility of each employee as a U.S. citizen, permanent resident or individual authorized for employment in the United States.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance, Inc. is for no specific period of time.  As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer or Chairman of the Board of the Company.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  A duplicate original of this offer is enclosed for your records.  To accept this offer, please sign and return this letter to me, in which event your employment will begin on a date mutually agreed to, currently expected to be March 7, 2005 but in any event no later than March 31, 2005.

This offer is expressly contingent on completion of reference checks and related due diligence to Theravance’s satisfaction. We will start that process immediately and I will advise you when the process is complete.

Michael, we look forward to having you join us.  If you have any questions, please call me at (650) 808-6000.

Sincerely,

/s/ RICK E WINNINGHAM
Rick E Winningham
Chief Executive Officer

I have read and accept this employment offer:

/s/ MICHAEL W. AGUIAR
Michael W. Aguiar

Date: February 3, 2005